Exhibit 99.1

Badger Meter Reports Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--October 17, 2016--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

  Net sales were $96,273,000 for the third quarter of 2016, a 3.1% decrease from sales of $99,388,000 for the third quarter of 2015.
  Net earnings were $8,792,000 for the third quarter of 2016, a 5.6% increase from net earnings of $8,327,000 for the third quarter of 2015.
  Diluted earnings per share were $0.30 for the third quarter of 2016, a 3.4% increase from diluted earnings per share of $0.29 for the third quarter of 2015. Earnings per share for both years have been adjusted for a 2-for-1 stock split effective September 15, 2016.

First Nine Months of 2016 Highlights

  Net sales were $300,663,000 for the first nine months of 2016, a 6.6% increase from sales of $281,928,000 for the first nine months of 2015.
  Net earnings were $26,182,000 for the first nine months of 2016, a 28.0% increase from net earnings of $20,455,000 for the first nine months of 2015.
  Diluted earnings per share were $0.90 for the first nine months of 2016, a 26.8% increase from diluted earnings per share of $0.71 for the first nine months of 2015. Earnings per share for both years have been adjusted for a 2-for-1 stock split effective September 15, 2016.

Operations Review

“Our third quarter performance was in line with our expectations. The gross margin increased more than 7% and net earnings were up nearly 6% compared to the prior year quarter. The decrease in third quarter sales reflected a softening of order input early in the third quarter, however sales in the remainder of the quarter came in as anticipated,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. He noted that third quarter net earnings and earnings per share were reduced by a non-cash pension settlement charge of $740,000 or nearly $0.02 per diluted share.

“Our sales of residential and commercial municipal water products into the Middle East were lower than in the third quarter of last year. Also, a backlog in integrating our BEACON® Advanced Metering Analytics (AMA) solution with customer billing systems, as discussed in last quarter’s conference call, delayed some shipments. We have allocated additional resources to address this issue and are making good progress in working through the backlog,” said Meeusen.

“The gross profit margin improved from 36.3% in the third quarter of 2015 to 40.1% in the third quarter of 2016. This was due in part to lower costs and margin contributions from Badger Meter’s company-owned distribution network. We are pleased with the growth of our distribution network and recently opened a new warehouse in Texas to support the continued expansion of this business,” he said.

“Customer response to our flagship municipal water products, including our E-Series® Ultrasonic meters and our BEACON AMA solution with ORION® cellular technology, continues to be very positive. This helped offset decreased sales of flow instrumentation products due to the continued weakness in the industrial markets we serve,” said Meeusen.

“Our year-to-date sales, earnings and earnings per share have increased substantially, driven primarily by our record first and second quarter performance. We anticipate a fourth quarter that is consistent with prior years, which would result in a strong 2016 for Badger Meter,” added Meeusen.

Conference Call

Badger Meter management will host a conference call to discuss the company’s 2016 third quarter results on Tuesday, October 18, 2016, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 80598215. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, October 25, 2016, by dialing 1-855-859-2056 and entering the passcode 80598215. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$96,273	$99,388	$300,663	$281,928

Cost of sales	57,626	63,287	183,609	180,609

Gross margin	38,647	36,101	117,054	101,319

Selling, engineering and administration	24,705	22,477	75,384	68,460

Operating earnings	13,942	13,624	41,670	32,859

Interest expense, net	213	305	711	941

Earnings before income taxes	13,729	13,319	40,959	31,918

Provision for income taxes	4,937	4,992	14,777	11,463

Net earnings	$8,792	$8,327	$26,182	$20,455

Earnings per share:

Basic	$0.30	$0.29	$0.91	$0.71

Diluted	$0.30	$0.29	$0.90	$0.71

Shares used in computation of earnings per share:

Basic	28,898,526	28,785,034	28,879,307	28,746,940

Diluted	29,060,832	28,913,242	29,039,807	28,882,331

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2016	2015
	(Unaudited)

Cash	$10,669	$8,163
Receivables	57,969	56,643
Inventories	82,437	78,596
Other current assets	5,672	5,926
Total current assets	156,747	149,328

Net property, plant and equipment	90,159	90,920
Intangible assets, at cost less accumulated amortization	52,810	57,348
Other long-term assets	9,433	9,906
Goodwill	47,978	47,978
Total assets	$357,127	$355,480

Liabilities and Shareholders' Equity

Short-term debt	$49,730	$71,360
Payables	19,296	19,155
Accrued compensation and employee benefits	12,802	9,663
Other liabilities	5,827	4,366
Total current liabilities	87,655	104,544

Long-term employee benefits and other	16,963	18,661
Shareholders' equity	252,509	232,275
Total liabilities and shareholders' equity	$357,127	$355,480

CONTACT:
Badger Meter, Inc.
Dawn O’Neill (414) 371-7276